EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	EDWARD F. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(440) 947-2000

ParkOhio Announces Strong 2011 Results

•	Sales up 19%

•	Net Income up 93%

•	EPS up 90%

CLEVELAND, OHIO, March 5, 2012 — Park-Ohio Holdings Corp. (NASDAQ:PKOH) today announced results for its fourth quarter and year ended December 31, 2011.

FOURTH QUARTER RESULTS

Net sales were $234.6 million for fourth quarter 2011, an increase of 6% from net sales of $220.5 million for fourth quarter 2010. ParkOhio reported net income on a GAAP basis of $18.9 million or $1.58 per share dilutive for 2011 compared to $3.5 million or $.30 per share dilutive in 2010. Net income in 2011 increased by $11.3 million due to the reversal of the Company’s valuation allowance against its U.S. net deferred tax assets compared to a full valuation allowance in 2010. Net income, before the reversal of the Company’s valuation allowance against its U.S. net deferred tax assets was $7.7 million or $.64 per share dilutive compared to $.30 per share dilutive in 2010.

FULL YEAR RESULTS

Net sales were $966.6 million for 2011, an increase of 19% from net sales of $813.5 million for 2010. Net income on a GAAP basis for 2011 was $29.4 million or $2.45 dilutive compared to $15.2 million or $1.29 per share dilutive for 2010. Net income in 2011 increased by $11.3 million related to the reversal of the Company’s valuation allowance against its U.S. net deferred tax assets compared to a full valuation allowance in 2010. Also included were a restructuring and asset impairment charge of $5.4 million, refinancing charges of $7.3 million and a tax provision associated with the refinancing of $2.0 million. Included in the 2010 results were gains of $2.2 million representing the excess of the aggregate fair value of purchased net assets over the purchase price for the ACS business unit acquisition and a $3.5 million asset impairment charge related to the write down of an investment.

Net income, before the reversal of the deferred tax valuation allowance, the restructuring and asset impairment charges and the refinancing charges in 2011 was $33.0 million or $2.75 per share dilutive. Net income, before the asset impairment charges and gain on acquisition in 2010, was $15.2 million or $1.28 per share dilutive.

Edward F. Crawford, Chairman and Chief Executive Officer, stated, “We would like to thank all the stakeholders for their continuing support and we look forward to the future.”

A conference call reviewing ParkOhio’s fourth quarter results will be broadcast live over the Internet on Tuesday, March 6, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com.

ParkOhio is a leading provider of supply chain logistics services and a manufacturer of highly engineered products. Headquartered in Cleveland, Ohio, the Company operates 31 manufacturing sites and 44 supply chain logistics facilities.

This news release contains forward-looking statements, including statements regarding future performance of the Company that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

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Among the key factors that could cause actual results to differ materially from expectations are: the cyclical nature of the vehicular industry; timing of cost reductions; labor availability and stability; changes in economic and industry conditions; adverse impacts to the Company, its suppliers and customers from acts of terrorism or hostilities; the financial condition of the Company’s customers and suppliers, including the impact of any bankruptcies; the Company’s ability to successfully integrate the operations of acquired companies; the uncertainties of environmental, litigation or corporate contingencies; and changes in regulatory requirements. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

(In Thousands, Except per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net sales	$234,593	$220,532	$966,573	$813,522
Cost of products sold	196,227	184,051	799,248	679,425

Gross profit	38,366	36,481	167,325	134,097
Selling, general and administrative expenses	24,849	26,300	105,582	91,755
Restructuring and asset impairment charge	0	0	5,359	3,539

Operating income	13,517	10,181	56,384	38,803
Gain on acquisition of business	0	0	0	(2,210)
Interest expense	5,845	5,720	24,817	23,792
Debt extinguishment costs	0	0	7,335	0

Income before income taxes	7,672	4,461	24,232	17,221
Income taxes	(11,271)	939	(5,203)	2,034

Net income	$18,943	$3,522	$29,435	$15,187

Amounts per common share:
Basic	$1.62	$0.31	$2.54	$1.34
Diluted	$1.58	$0.30	$2.45	$1.29

Common shares used in the computation:
Basic	11,711	11,408	11,580	11,314
Diluted	11,998	11,917	11,999	11,807

Other financial data:
EBITDA, as defined	$18,327	$15,668	$80,133	$63,987

Note A—EBITDA, as defined, reflects earnings before interest, income taxes, and excludes depreciation, amortization, certain non-cash charges and corporate-level expenses as defined in the Company’s Revolving Credit Agreement. EBITDA is not a measure of performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for net income, cash flows from operating, investing and financing activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. The Company presents EBITDA because management believes that EBITDA is useful to investors as an indication of the Company’s satisfaction of its Debt Service Ratio covenant in its Revolving Credit Agreement and because EBITDA is a measure used under the Company’s revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA as defined herein may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income to EBITDA, as defined:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net income	$18,943	$3,522	$29,435	$15,187
Add back:
Income taxes	(11,271)	939	(5,203)	2,034
Deferred tax impact netted in acquisition gain	0	0	0	1,354
Customer relationship asset upon acquisition	0	0	0	(990)
Interest expense	5,845	5,720	24,817	23,792
Depreciation and amortization	4,195	5,023	16,028	17,122
Restructuring and asset impairment charge	0	0	5,359	3,539
Debt extinguishment costs	0	0	7,335	0
Miscellaneous	615	464	2,362	1,949

EBITDA, as defined	$18,327	$15,668	$80,133	$63,987

Note B—On April 7, 2011, the Company completed the sale of $250.0 million in aggregate principal amount of 8.125% Senior Notes due 2021 (the “Notes”). The Notes bear an interest rate of 8.125% per annum and will be payable semi-annually in arrears on April 1 and October 1 of each year commencing on October 1, 2011. The notes mature on April 1,2021. The Company also entered into a fourth amended and restated credit agreement (the “Amended Credit Agreement”). The Amended Credit Agreement, among other things, provides an increased borrowing facility up to $200.0 million, extends the maturity date of the borrowings under the revolving credit facility to April 7,2016 and amends fee and pricing terms. Furthermore the Company has the option to increase the availability under the revolving credit facility by $50.0 million. The Company also purchased all of its outstanding 8.375% senior subordinated notes due 2014 in the aggregate principal amount of $183.8 million that were not held by its affiliates, repaid all of the term loan A and term loan B outstanding under its then existing credit facility and retired the 8.375% senior subordinated notes due 2014 in the aggregate principal amount of $26.2 million that were held by an affiliate. The Company incurred debt extinguishment costs related primarily to premiums and other transaction costs associated with the tender and early redemption and wrote off deferred financing costs associated with the 8.375% Senior Subordinated Notes totaling $7.3 million ($.62 per share on a diluted basis) and recorded a provision for foreign income taxes of $2.1 million ($.18 per share on a diluted basis) resulting from the retirement of $26.2 million that were held by an affiliate.

Note C—The following table reconciles net income to net income, adjusted to exclude refinancing charges and an associated income tax provision, restructuring and asset impairment charges and gain on acquisition of business and an associated income tax provision. The Company presents net income adjusted for these items, to provide an indication of the Company’s core operating performance and facilitate a comparison between the 2010 and 2011 periods:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net income, as reported	$18,943	$3,522	$29,435	$15,187
Full reversal of the deferred tax asset valuation allowance	(11,271)	0	(11,271)	0
Refinancing charges	0	0	7,335	0
Provision for income tax associated with the refinancing	0	0	2,100	0
Gain on acquisition of business	0	0	0	(2,210)
Provision for income tax associated with the gain on acquisition of business	0	0	0	(1,354)
Restructuring and asset impairment charges	0	0	5,359	3,539

Net income, as adjusted	$7,672	$3,522	$32,958	$15,162

Note D—In the third quarter of 2011, the Company recorded a $5.4 million restructuring and asset impairment charge relating to the write down of underperforming assets in its rubber products unit. In the third quarter of 2010, the Company recorded a bargain purchase gain of $2.2 million from the acquisition of certain assets and assumption of specific liabilities of Assembly Component Systems Inc. representing the excess of the aggregate fair value of the purchased net assets over the purchase price and a $3.5 million asset impairment charge relating to the write down of an investment.

Note E—In the fourth quarter of 2011, the Company reversed its U.S. deferred tax asset valuation allowance of approximately $11.3 million.

CONDENSED CONSOLIDATED BALANCE SHEETS

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

	December 31,	December 31,
	2011	2010
	(Unaudited)	(Audited)
	(In Thousands)
ASSETS
Current Assets
Cash and cash equivalents	$78,001	$35,311
Accounts receivable, net	139,941	126,409
Inventories	202,039	192,542
Deferred tax assets	20,561	10,496
Unbilled contract revenue	18,778	12,751
Other current assets	8,790	12,800

Total Current Assets	468,110	390,309

Property, Plant and Equipment	259,975	253,077
Less accumulated depreciation	198,165	184,294

Total Property Plant and Equipment	61,810	68,783

Goodwill	9,463	9,100
Other	74,557	84,340

Total Other Assets	84,020	93,440

Total Assets	$613,940	$552,532

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Trade accounts payable	$99,588	$95,695
Accrued expenses	73,651	59,487
Current portion of long-term debt	1,415	13,756
Current portion of other postretirement benefits	2,002	2,178

Total Current Liabilities	176,656	171,116

Long-Term Liabilities, less current portion
Senior Notes	250,000	183,835
Credit facility	93,000	113,300
Other long-term debt	3,165	5,322
Deferred tax liability	1,392	9,721
Other postretirement benefits and other long-term liabilities	24,285	22,863

Total Long-Term Liabilities	371,842	335,041

Shareholders’ Equity	65,442	46,375

Total Liabilities and Shareholders’ Equity	$613,940	$552,532

BUSINESS SEGMENT INFORMATION (UNAUDITED)

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

(In Thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
NET SALES

Supply Technologies	$119,391	$106,861	$492,974	$402,169
Aluminum Products	24,292	33,958	127,044	143,672
Manufactured Products	90,910	79,713	346,555	267,681

	$234,593	$220,532	$966,573	$813,522

INCOME BEFORE INCOME TAXES

Supply Technologies	$6,968	$5,993	$32,565	$22,216
Aluminum Products	(2,895)	434	1,781	6,582
Manufactured Products	11,954	7,952	43,671	28,739

	16,027	14,379	78,017	57,537
Corporate expenses	(2,510)	(4,198)	(16,274)	(15,195)
Gain on acquisition of business	0	0	0	2,210
Asset impairment charge	0	0	(5,359)	(3,539)
Interest Expense	(5,845)	(5,720)	(24,817)	(23,792)
Debt extinguishment costs	0	0	(7,335)	0

	$7,672	$4,461	$24,232	$17,221